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                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the following registration statements of ARCO Chemical Company and Subsidiaries: Registration Statement on Form S-8 (No. 33-17707), Registration Statement on Form S-8 (No. 33-23867), Registration Statement on Form S-8 (No. 33-38062), Registration Statement on Form S-8 (No. 33-23241), Registration Statement on Form S-8 (No. 333-16395), and Registration Statement on Form S-8 (No. 333-19023) of our report dated February 12, 1997 on our audits of the consolidated financial statements of ARCO Chemical Company and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 which report is included in this Annual Report on Form 10-K.

                                          Coopers & Lybrand L.L.P.

Philadelphia, Pennsylvania
February 25, 1997

                                  EXHIBIT 23